                                   EXHIBIT 4.1


NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREUNDER, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CONVERSION SET FORTH IN AN AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, DATED JULY 25, 1997, AND EFFECTIVE AS OF APRIL 30,1997, BETWEEN YES! ENTERTAINMENT CORPORATION ("THE COMPANY") AND THE ORIGINAL HOLDER HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

No. [ ]                                                                    $[  ]


                         YES! ENTERTAINMENT CORPORATION
                   5% CONVERTIBLE DEBENTURE DUE APRIL 30, 2002

         THIS DEBENTURE is one of a duly authorized issue of debentures of YES! Entertainment Corporation, a corporation organized and existing under the laws of Delaware and having a principal place of business at 3875 Hopyard Road, Suite 375, Pleasanton, California 94588 (the "Company"), designated as its 5% Convertible Debentures, due April 30, 2002 (the "Debentures"), in an aggregate principal amount of $1,956,021.39. This Debenture supersedes in its entirety the Debenture of like tenor, issued by the Company to the Holder on March 28, 1997.

         FOR VALUE RECEIVED, the Company promises to pay to [ ], or its registered assigns (the "Holder"), the principal sum of [ ] ($[ ]) (together with all additional sums of deferred interest added to the principal balance of this Debenture as provided below) on April 30, 2002 or such earlier date as the Debentures are required to be repaid as provided hereunder (the "Maturity Date") with interest (calculated on the basis of a 360-day year and for the actual number of days elapsed) accruing on the unpaid balance thereof from April 30, 1997 at the rate of 5% per annum, payable (i) on the last day of March, June, September and December of each year, commencing September 30, 1997; (ii) upon conversion; or (iii) upon the Maturity Date if not earlier converted. Accrued interest on this Debenture shall, at the Company's option, be (i) paid in cash or (ii) added to the outstanding principal balance of this Debenture with effect



                                       1.

as of the day such interest is payable. Interest hereunder will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the "Debenture Register"); provided, however, that the Company's obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions hereof and of the Purchase Agreement (as hereafter defined), each executed by the original Holder. All overdue amounts hereunder shall bear interest at the rate of 15% per annum from the date such payment is due. Subject to the foregoing, the principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Debenture Register. A transfer of the right to receive principal and interest under this Debenture shall be transferrable only through an appropriate entry in the Debenture Register as provided herein.

         This Debenture is subject to the following additional provisions:

         SECTION 1. The Debentures are issuable in denominations of One Hundred Thousand Dollars ($100,000) and integral multiples of Fifty Thousand Dollars ($50,000) in excess thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same but shall not be issuable in denominations of less than integral multiplies of Fifty Thousand Dollars ($50,000). No service charge will be made for such registration of transfer or exchange.

         SECTION 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Securities Act, pursuant to an effective registration statement or pursuant to an available exemption from the registration requirements under the Securities Act. Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         SECTION 3. EVENTS OF DEFAULT.

         "Event of Default," wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (a) any default in the payment of the principal of or interest on this Debenture as and when the same shall become due and payable, either on the Conversion Date (as hereafter defined) or the Maturity Date, by acceleration or otherwise.



                                       2.

                  (b) the Company shall fail to timely observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Debenture, the Purchase Agreement, the Certificate of Designation of the Series B Preferred Stock of the Company (the "Certificate of Designation") or the Amended and Restated Registration Rights Agreement, dated July 25, 1997 (the "Registration Rights Agreement"), and such failure or breach shall not have been remedied within five (5) Business Days after the date on which notice of such failure or breach shall have been given or such other cure period as may specifically be provided herein or in such other agreements with respect to any particular covenant, agreement or warranty;

                  (c) the Company or any of its subsidiaries shall commence a voluntary case under the United States Bankruptcy Code as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days, after commencement of such involuntary case; or a "custodian" (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Company or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days; or the Company makes a general assignment for the benefit of creditors; or the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company for the purpose of effecting any of the foregoing;

                  (d) the Company shall fail to pay any amount of principal or interest on any mortgage, credit agreement or other facility, indenture or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company in an amount exceeding one hundred thousand dollars ($100,000) (collectively, "Indebtedness"), whether such Indebtedness now exists or shall hereafter be created, when and as the same shall become due and payable, or the Company shall fail to observe or perform any term, covenant or agreement contained in any agreement or instrument evidencing or governing any of such Indebtedness if the cure period for such term, covenant or agreement contained in such agreement or instrument has run and the holder or holders of such Indebtedness or a trustee on their behalf shall have the right to cause such Indebtedness to become due prior to its stated maturity;

                  (e) the Company shall dispose of all or substantially all of its assets in one or more transactions or shall be a party to any business combination pursuant to which the Company shall not be the surviving entity, except if, upon the effectiveness of such a business



                                       3.

combination, (i) the holders of the Common Stock immediately prior to such effectiveness beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act in the aggregate, 66 2/3% or more of the voting power of such surviving entity and (ii) no Person or group (as described in Rule 13d-5(b) promulgated under the Exchange Act) who was not a holder of the Common Stock immediately prior to such business combination beneficially owns in excess of 16 2/3% of the voting power of such surviving entity;

                  (f) the Company shall redeem or repurchase more than ten thousand (10,000) of its outstanding shares of Common Stock, other than a redemption or repurchase of an employee's Common Stock upon termination of such employee's employment with the Company for any reason and other than a redemption of shares of Series B Convertible Preferred Stock (the "Series B Preferred") issued pursuant to the Certificate of Designation; or

                  (g) the entry of any judgments against the Company aggregating more than two hundred fifty thousand dollars ($250,000) (except in connection with litigation specifically scheduled in paragraph 3 of Schedule 3.1 (g) to the Purchase Agreement).

If any Event of Default occurs and is continuing, and in every such case, then so long as such Event of Default shall then be continuing, Holders of a majority of the aggregate principal amount of Debentures then outstanding may, by notice to the Company, declare the full outstanding principal amount of this Debenture, together with all accrued but unpaid interest thereon and other amounts owing hereunder, through the date of acceleration to be, whereupon the same shall become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are waived by the Company, notwithstanding anything herein contained to the contrary, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

         SECTION 4. CONVERSION.

                  (a) CONVERSION AT HOLDER'S OPTION. This Debenture shall be convertible in whole or in part into shares of Common Stock (as hereafter defined) (subject to reduction pursuant to Section 4(b)) at the option of the Holder in whole or in part at any time and from time to time October 31, 1997 and prior to 7:30 p.m. (Eastern Standard Time) on the Maturity Date at the Conversion Ratio (as hereafter defined), as adjusted to give effect to any and all Adjustment Events (as hereafter defined) occurring prior to conversion; provided, however, such shares shall be convertible at the option of the Holder any time on or after August 1, 1997 if the "volume-weighted average" price (as defined and reported by Bloomberg, L.P.) of Common Stock exceeds ten dollars ($10.00) per share for a period of twenty (20) consecutive Trading Days (as hereafter defined), commencing on August 1, 1997. The Holder shall effect conversions by surrendering to the Transfer Agent (as hereafter defined) the Debentures (or such portions thereof) to be converted and to the Company and the Transfer Agent deliver a conversion notice in the form attached hereto as Exhibit A (the "Conversion Notice"). Each



                                       4.

Conversion Notice shall specify the principal amount (and the amount of accrued but unpaid interest thereon) of Debentures to be converted and the date on which conversion is to be effected (the "Conversion Date"), which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed deliverable pursuant to Section 4(j). Subject to Sections 4(b) and 4(e) and, as to the Holders (or their designee) party to the Purchase Agreement, subject to Section 4.8 of the Purchase Agreement; each Conversion Notice, once given, shall be irrevocable. If a Holder is converting less than all of the principal amount represented by the Debentures tendered by such Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner within the time set forth in Section 4(e)) a new Debenture for such principal amount as has not been converted.

                  (b) CERTAIN REGULATORY APPROVAL - OPTIONAL CONVERSIONS. If on a Conversion Date (A) the Common Stock is then listed for trading on the Nasdaq National Market or, if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or by an successor or replacement provision thereof) to the Nasdaq SmallCap Market, on the Nasdaq SmallCap Market, (B) the Conversion Ratio as adjusted to give effect to any and all Adjustment Events occurring prior to conversion, is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series B Preferred (hereafter defined) and Debentures, together with any shares of Common Stock previously issued upon conversion of Series B Preferred and Debentures, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Closing Date as hereafter defined (the "Issuable Maximum"), and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting Holder the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such Holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the Holder shall have the option to require the Company to either (1) as promptly as possible, but in no event later than sixty
(60) days after such Conversion Date, convene a meeting of the Holder of the Common Stock and obtain the Shareholder Approval, or (2) repay, from funds legally available therefor at the time of such repayment, the balance of the principal amount (and the amount of accrued but unpaid interest thereon) of Debentures then outstanding at a price equal to the Prepayment Price calculated as of the Conversion Date; provided, however, that if the Holder has requested that the Company obtain Shareholder Approval and the Company fails for any reason to obtain such Shareholder Approval within sixty (60) days after the Conversion Date, the Company shall be obligated to repay in accordance with this provision, at the Prepayment Price calculated as of the Conversion Date, the principal amount (and the amount of accrued but unpaid interest thereon) of Debentures then outstanding, including principal and interest subject to the Conversion Notice at issue and not converted as a result of the provisions of this subsection, and in such case the interest contemplated by the immediately succeeding sentence shall be deemed to accrue on the Prepayment Price from the Conversion Date. If Company fails for any reason to pay the Prepayment Price within five (5) Business Days after the Conversion Date, the Company will pay interest on such Prepayment Price at a rate of 15% per annum to the converting Holder, accruing from the Conversion Date until the Prepayment Price plus any accrued interest thereon



                                       5.

is paid in full. The entire Prepayment Price, including interest thereon, shall be paid in cash. "Shareholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the shareholders of the Company held in accordance with the Company's certificate of incorporation and by-laws, of the issuance of the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Debentures into Common Stock at a price less than the greater of the book or market value on the Closing Date as and to the extent required pursuant to Rule 4460(i) of the Nasdaq Stock Market (or any successor or replacement provision thereof).

                  (c) AUTOMATIC CONVERSION. On the April 30, 2002 (the "Automatic Conversion Date"), the principal amount of (and accrued but unpaid interest thereon) any and all outstanding Debentures shall be automatically converted into fully paid and nonassessable shares of Common Stock, at the Conversion Ratio, as adjusted to give effect to any and all prior Adjustment Events prior to conversion, in the manner provided herein.

                  (d) CERTAIN REGULATORY APPROVAL - AUTOMATIC CONVERSION. If on the Automatic Conversion Date applicable to any conversion of any portion of the principal amount of this Debenture (A) the Common Stock is then listed for trading on the Nasdaq National Market or, if the rules of the Nasdaq Stock Market are hereafter amended to extend Rule 4460(i) promulgated thereby (or by an successor or replacement provision thereof) to the Nasdaq SmallCap Market, on the Nasdaq SmallCap Market, (B) the Conversion Ratio, as adjusted to give effect to any and all Adjustment Events occurring prior to conversion, is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series B Preferred and Debentures, would equal or exceed the Issuable Maximum, and (C) the Company has not previously obtained Shareholder Approval (as defined below), then the Company shall issue to the converting Holder the Issuable Maximum and, with respect to any shares of Common Stock that would be issuable to such Holder in respect of the Conversion Notice at issue in excess of the Issuable Maximum, the Holder shall have the option to require the Company to either (1) as promptly as possible, but in no event later than sixty (60) days after such Conversion Date, convene a meeting of the Holders of the Common Stock and obtain the Shareholder Approval, or (2) repay, from funds legally available therefor at the time of such repayment, the balance of the principal amount of (and accrued but unpaid interest on) the Debentures then outstanding, at a price equal to the Prepayment Price calculated as of the Conversion Date.

                  (e) DELIVERY OF CERTIFICATES. Not later than three (3) Trading Days after a Conversion Date or the Automatic Conversion Date, the Company will cause the Transfer Agent (as hereafter defined) to deliver to the Holder (i) a certificate or certificates, representing the number of shares of Common Stock being acquired upon the conversion of Debentures (subject to reduction pursuant to Section 4(b) and 4(d)) and (ii) Debentures in a principal amount equal to the principal amount of Debentures tendered in connection with a conversion hereunder but not converted. Any certificates representing shares of Common Stock to be delivered upon a conversion hereunder shall be free of restrictive legends and trading restrictions, except those specified in Section 4.1(b) of the Purchase Agreement. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any



                                       6.

Debentures to be converted are either delivered to the Transfer Agent for conversion, or until the Holder notifies the Company that such Debentures have been lost, stolen or destroyed and provides a bond reasonably satisfactory to the Company (or other adequate security reasonably acceptable to the Company) to indemnify the Company from any loss incurred by it in connection therewith. The counting of days for the purpose of computing liquidation damages pursuant to
Section 4(b) shall not begin until such original Debentures (or other security acceptable to Company) have been delivered to the Transfer Agent. The Company shall, upon request of the Holder, use its best efforts to deliver any Debentures required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If such certificate or certificates are not delivered within twenty (20) Trading Days after a Conversion Date, the holder shall be entitled to rescind such Conversion Notice upon written notice to the Company, in which event the Company shall immediately instruct the Transfer Agent to return the Debentures subject to such Conversion Notice that were tendered for conversion. The Company shall pay to the converting Holder, as liquidated damages and not as penalty, $3,000 for each day that the Company fails to deliver such certificate or certificates pursuant to this Section commencing after the fifth (5th) Trading Day after the applicable Conversion Date or Automatic Conversion Date. In addition, if the Company fails to deliver to the Holder such Debentures pursuant to this Section prior to a fifteenth (15th) day after the Conversion Date or Automatic Conversion Date, the Company shall, at the Holder's option, repay the principal amount of (and accrued but unpaid interest on) the Debentures then held by such Holder, as requested by such Holder, in an amount equal to the Prepayment Price calculated as of the Conversion Date or Automatic Conversion Date (which date may be referred to herein as a "Prepayment Date"). If the Holder has requested that the Company repay the Debentures pursuant to this Section and the Company fails for any reason to pay the Prepayment Price hereunder within five (5) Business Days after such notice, the Company will pay interest on such Prepayment Price at a rate of 15% per annum, in cash to such Holder, accruing from such fifth (5th) Business Day until such Prepayment Price and any accrued but unpaid interest thereon is paid in full.

                  (f) ADJUSTMENTS.

                      (i) The following events shall be deemed to be "Adjustment Events:"

                          A. If the Company, at any time while any Debentures
are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of either Common Stock or of capital stock of any class (whether payable in shares of its Common Stock or of capital stock of any class), (b) subdivide outstanding shares of Common Stock into a larger number of shares, or (c) combine outstanding shares of Common Stock into a smaller number of shares.

                          B. If the Company, at any time while any Debentures
are outstanding, shall issue rights or warrants to all Holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Price of Common Stock as calculated on the record date.



                                       7.

                          C. If the Company, at any time while any Debentures
are outstanding, shall distribute to all Holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 4(f)(i)(A) and (i)(B) above).

                      (ii) ADJUSTMENT FOR STOCK SPLITS, COMBINATIONS. If an Adjustment Event described in 4(f)(i)(A) occurs, then the Conversion Ratio, as adjusted to give effect to all prior Adjustment Events, shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment computed pursuant to this Section 4(f)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

                      (iii) ADJUSTMENT FOR ISSUANCES TO COMMON STOCKHOLDERS. If an Adjustment Event described in 4(f)(i)(B) occurs, then Conversion Ratio, as adjusted to give effect to all prior Adjustment Events, shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any, but including warrants or options that would be included for purposes of determining earnings per share in accordance with generally accepted accounting principles) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Price, and the denominator of which shall be the number of shares of Common Stock (excluding treasury shares, if any, but including warrants or options that would be included for purposes of determining earnings per share in accordance with generally accepted accounting principles) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be calculated whenever such rights or warrants are issued, and shall become applicable immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment pursuant to this Section 4(f)(iii), if any such right or warrant shall expire and shall not have been exercised, such adjustment shall immediately upon such expiration be recomputed as if the adjustment calculated upon the issuance of such rights or warrants been calculated on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised. The adjustment provided for in this Section 4(f)(iii) shall not be applicable to issuances of rights or warrants pursuant to a Stockholders Rights Plan properly adopted by the Company pursuant to Delaware General Corporate law.

                      (iv) ADJUSTMENT FOR DISTRIBUTION OF EVIDENCES OF INDEBTEDNESS OR ASSETS TO COMMON STOCKHOLDERS. If an Adjustment Event described in 4(f)(i)(C) occurs, then the Conversion Ratio, as adjusted to give effect to all prior Adjustment Events, shall be multiplied by a fraction the numerator of which shall be such Per Share Market Price on such record date less the then fair market value at such record date of the portion of such assets or



                                       8.

evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith, and the denominator of which shall be the Per Share Market Price determined as of such record date; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Holders; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. Such adjustment shall be calculated whenever any such distribution is made and shall become applicable immediately after the record date mentioned above. The adjustment provided for in this Section 4(f)(iv) shall not be applicable to distributions of evidences of indebtedness or assets pursuant to a Stockholders Rights Plan properly adopted by the Company pursuant to Delaware General Corporate law.

                      (v) Upon the occurrence of an Adjustment Event, the Company shall promptly to mail to each Holder a notice setting forth (a) the adjustment to the Conversion Ratio required by the Adjustment Event at issue,
(b) the cumulative adjustment to which the Conversion Ratio shall be subject after the Adjustment Event, giving effect to any and all prior Adjustment Events, and (c) a brief statement of the facts requiring the adjustment at issue.

                      (vi) ROUNDING. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                      (vii) RECLASSIFICATIONS OR SHARE EXCHANGE. In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to convert the principal amount of (and accrued but unpaid interest on) this Debenture into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or compulsory share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock of the Company into which the principal amount (and accrued and unpaid interest thereon) of the Debentures could have been converted immediately prior to such event.

                      (viii) NOTICE OF CERTAIN EVENTS. If:

                             A. the Company shall declare a dividend (or any
other distribution) on its Common Stock (other than a subdivision of the outstanding shares of Common Stock); or

                             B. the Company shall declare a special nonrecurring
cash dividend on or authorize a repurchase or redemption of more than ten thousand (10,000) shares



                                       9.

of its then outstanding Common Stock, other than a repurchase or redemption of the Common Stock of an employee upon termination of employment with the Company for any reason; or

                             C. the Company shall authorize the granting to all
Holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                             D. the approval of any stockholders of the Company
shall be required in connection with any reclassification of the Common Stock (other than a subdivision or combination of then outstanding shares of Common Stock), any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

                             E. the Company shall authorize the voluntary or
involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Debentures and shall cause to be mailed to the Holders at its last addresses as shall appear on the Debenture Register, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the Holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that Holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash, or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

                  (g) RESERVATION OF COMMON STOCK. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Debentures, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, such number of shares of Common Stock as shall be issuable upon the conversion of the aggregate principal amount of all outstanding Debentures. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

                  (h) FRACTIONAL SHARES. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Price at such time. If the Company elects not to, or is unable to, make



                                       10.

such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (i) CERTIFICATES. The issuance of certificates for shares of Common Stock on conversion of Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder.

                  (j) NOTICE. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Holder Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Financial Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company, and if applicable, to the Transfer Agent. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement prior to 4:30 p.m. (Eastern Standard Time) on a Trading Day,
(ii) the Trading Day after the transmission, if delivered via facsimile at the facsimile telephone number specified in the Purchase Agreement later than 4:30 p.m. (Eastern Standard Time) on any date and earlier than 11:59 p.m. (Eastern Standard Time) on such date, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

         SECTION 5. PREPAYMENT BY THE COMPANY.

                  (a) OPTIONAL REDEMPTION BY COMPANY.


                      (i) The Company shall have the right, exercisable at any time after or concurrent with such time as all shares of Series B Preferred have been converted or redeemed upon five (5) Trading Days notice to the Holders (the "Optional Prepayment Notice"), to prepay all or any portion of the principal amount of the Debentures then outstanding at the Prepayment Price calculated on the date of the Optional Prepayment Notice (which date may be referred to herein as a "Prepayment Date"). The entire Prepayment Price shall be paid in cash.

                      (ii) On or after the date of the Optional Prepayment Notice, no Holder shall have the right to continue to convert Debentures, which have been noticed for redemption.



                                       11.

                      (iii) On the fifth (5th) Trading Day after the date of the Optional Prepayment Notice, the Holder shall deliver to the Company the Debentures subject to the Optional Prepayment Notice that have not been previously tendered for conversion and the Company shall deliver a sum equal to the Prepayment Price as calculated on the Prepayment Date.

                  (b) LIQUIDATED DAMAGES. If the Optional Prepayment Price shall not be paid in full within three (3) Trading Days of the fifth (5th) Trading Day after the date of the Optional Prepayment Notice, the Company shall pay as liquidated damages and not as a penalty the sum of seven thousand five hundred dollars ($7,500) per day in cash until such Optional Prepayment Price, together with all such liquidated damages, is paid in full. In addition, if the Company shall have failed to pay any portion of the Optional Prepayment Price within such three Trading Day period, then the Holder may demand that the Company (i) convert all or any portion of the principal amount of the Debentures for which the Optional Prepayment Price shall not have been paid (the "Unpaid Principal Portion") at a Conversion Price calculated as at the date of the Optional Prepayment Notice or the date of such conversion, whichever is lower, or (ii) promptly issue to the Holders new Debentures for a principal amount equal to the Unpaid Principal Portion.

                  (c) BNY COVENANTS. Notwithstanding anything to the contrary contained herein, the Company shall not deliver an Optional Prepayment Notice unless (i) there are no outstanding shares of Series B Preferred or all outstanding shares of Series B Preferred are subject to a delivered redemption notice and (ii) it has received (and furnished to the Holder evidence thereof reasonably satisfactory to it or) prior written consent of BNY to make such prepayment free from the subordination provisions of Section 8 hereof.

         SECTION 6. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

                  "AUTOMATIC CONVERSION DATE" is as defined in Section 4(c).

                  "BNY" means BNY Financial Corporation, 1290 Avenue of the Americas, New York, New York 10104.

                  "BNY BANK OBLIGATIONS" means the borrowings and interest due thereon (including, without limitation, any interest accruing after the commencement of any case, proceeding or other action relating to the liquidation, dissolution, assignment for the benefit of creditors, receivership, arrangement, bankruptcy, insolvency or reorganization of the Company regardless of whether such interest is allowable, payable or accruable to BNY in such case, proceeding or other action) under the Receivables Agreement, as the same may from time to time be amended, supplemented, otherwise modified, replaced or refinanced.

                  "BUSINESS DAY" means any day of the year on which commercial banks are not required or authorized to be closed in New York City.



                                       12.

                  "CLOSING DATE" is as defined in the Purchase Agreement.

                  "COMMON STOCK" means shares now or hereafter authorized of the class of Common Stock, par value $.001 per share, of the Company, stock of any other class into which such shares may hereafter be reclassified or changed and any other equity securities of the Company hereafter designated as Common Stock.

                  "CONVERSION DATE" is as defined in Section 4(d).

                  "CONVERSION NOTICE" is as defined in Section 4(d).

                  "CONVERSION PRICE" shall mean, as of any date of determination, the product of (a) the Relevant Percentage as of the date of conversion and (b) the lowest Per Share Market Price during the Measurement Period immediately preceding the date of conversion; provided, however, that the Conversion Price as of any date of determination on or after May 1, 1998 shall not exceed the product of (x) 81.25% and (y) the average Per Share Market Price for the period from April 1, 1998 to and including April 30, 1998 (the "Maximum Conversion Price").

                  "CONVERSION RATIO" means a fraction of the numerator which is one (1) the denominator of which is the Conversion Price.

                  "DEBENTURE REGISTER" is as defined in paragraph two (2) of this Debenture.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  "ISSUABLE MAXIMUM" is as defined in Section 4(d).

                  "JUNIOR SECURITIES" means the Common Stock, all other equity securities of the Company and all other debt that is subordinated to the Debentures by its terms.

                  "MAXIMUM CONVERSION PRICE" is as defined in the definition of "Conversion Price".

                  "MEASUREMENT PERIOD" shall mean (i) with respect to any Conversion Date occurring during the period from November 1, 1997 to and including November 30, 1997, 14 Trading Days, (ii) with respect to any Conversion Date occurring during the period from December 1, 1997 to and including December 31, 1997, 16 Trading Days, (iii) with respect to any Conversion Date occurring during the period from January 1 to and including January 31, 1998, 18 Trading Days, (iv) with respect to any Conversion Date occurring during the period from February 1 to and including February 28, 1998, 20 Trading Days, (v) with respect to any Conversion Date occurring during the period from March 1 to and including March 31, 1998, 22 Trading Days, (vi) with respect to any Conversion Date occurring during the period from April 1, 1998 to and including April 30, 1998, 24 Trading Days, (vii) with respect to any Conversion Date occurring during the period from May 1, 1998 to and including May 31, 1998, 26 Trading Days, (viii) with respect to any Conversion Date occurring during the period from



                                       13.

June 1 to and including June 30, 1998, 28 Trading Days and (ix) with respect to any Conversion Date occurring on or after July 1, 1998, 30 Trading Days.

                  "OPTIONAL PREPAYMENT NOTICE" is as defined in Section 5(a)(i).

                  "MATURITY DATE" is as defined in paragraph two (2) of this Debenture.

                  "PER SHARE MARKET PRICE" means on any date of determination
(a) the lowest reported sales price per share of the Common Stock on such date on the Nasdaq National Market or other stock exchange on which the Common Stock is then listed, as reported on Bloomberg, L.P., or (b) if the Common Stock is not listed on the Nasdaq National Market or such other stock exchange, the lowest reported sales price for a share of Common Stock in the Nasdaq SmallCap Market, as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices), or (c) if the Common Stock is no longer reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period as determined by the Holder, or
(d) if the Common Stock is no longer publicly traded, the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holders of a majority of principal amount of outstanding Debentures; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser.

                  "PERSON" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                  "PREPAYMENT DATE" is as defined in Section 4(e) if in connection with a Conversion Notice and as defined in Section 5(a)(i) if in connection with an Optional Prepayment Notice.

                  "PREPAYMENT PRICE" shall mean, as of any Prepayment Date a quotient equal to (i) the principal amount of (and accrued but unpaid interest thereon) the Debentures to be repaid, and (ii) the Relevant Percentage as of the Prepayment Date.

                  "PURCHASE AGREEMENT" means the Amended and Restated Securities Purchase Agreement, dated July 25, 1997, as amended from time to time.

                  "RECEIVABLES AGREEMENT" means the Accounts Receivable Management and Security Agreement, dated as of July 31, 1995, among the Company and BNY.

                  "REGISTRATION RIGHTS AGREEMENT" is as defined in Section 3(b).

                  "RELEVANT PERCENTAGE" shall mean (i) with respect to any Prepayment Date occurring during the period from the Closing Date to and including October 31, 1997, 100% (ii)



                                       14.

with respect to any Conversion Date or Prepayment Date occurring during the period from November 1, 1997 to and including November 30, 1997, 88.25%, (iii) with respect to any Conversion Date or Prepayment Date occurring during the period from December 1 to and including December 31, 1997, 86.75%, (iv) with respect to any Conversion Date or Prepayment Date occurring during the period from January 1, 1998 to and including January 31, 1998, 85.25%, (v) with respect to any Conversion Date or Prepayment Date occurring during the period from February 1, 1998 to and including February 28, 1998, 84.00%, (vi) with respect to any Conversion Date or Prepayment Date occurring during the period from March 1 to and including March 31, 1998, 82.50%, (vii) with respect to any Conversion Date or Prepayment Date occurring on or after April 1, 81.25%.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  "SERIES B PREFERRED" means the Series B Preferred Stock designated in the Series B Certificate of Designation.

                  "SHAREHOLDER APPROVAL" is as defined in Section 4(b).

                  "TRADING DAY" means (a) a day on which the Common Stock is traded on the Nasdaq National Market or Nasdaq SmallCap Market or principal national securities exchange or market on which the Common Stock has been listed or quoted, or (b) if the Common Stock is not listed or quoted on the Nasdaq National Market or Nasdaq SmallCap Market or any principal national securities exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                  "TRANSFER AGENT" means Boston EquiServe.

                  "UNDERLYING SECURITIES REGISTRATION STATEMENT" means the Registration Statement (as defined in the Registration Rights Agreement) to be filed within thirty (30) days of Closing (as defined in the Purchase Agreement).

                  "UNPAID PRINCIPAL PORTION" is as defined in Section 5(b).

         SECTION 7. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. This Debenture ranks pari passu with all other indebtedness, obligations or liabilities of the Company now or hereafter issued under the terms set forth herein. The Company may not prepay the outstanding principal amount on the Debentures except in accordance with the specific terms hereof.

         SECTION 8. (a) This Debenture is subordinated to full payment of all of the Company's obligations under the BNY Bank Obligations. Except to the extent otherwise



                                       15.

specifically set forth in this Section, until such time as all BNY Bank Obligations are indefeasibly paid to BNY, the Company shall not, directly or indirectly, make any cash or other payment (except for the issuance and delivery of shares of Common Stock in respect of conversions or payments of interest hereunder) that is due and owing under this Debenture. Cash payments contemplated by Sections 4(a)(ii) 4(d) or 4(e) hereof, to the extent such payments do not exceed, in the aggregate, five hundred thousand $500,000, may be made by the Company to (and retained by) the Holders as long as (i) at the time any such payment is due under such Sections, the Bank has not given notice to the Company of acceleration of the Company's obligations under the Receivables Agreement or (ii) the making of such payment shall not cause (as determined at the time such payment shall become due to the Holders) the Company to exceed the borrowing limitations set forth in Section 2 of the Receivables Agreement, or cause an "Event of Default" (as defined under the Receivables Agreement) under
Section 18(a) of the Receivables Agreement. Cash payments contemplated by Sections 4(a)(ii) 4(d) or 4(e) hereof, to the extent that such payments, in the aggregate, exceed five hundred thousand ($500,000), may be made by the Company to (and retained by) the Holders as long as (i) at the time any such payment is due under such Sections, the Bank has not given notice to the Company of acceleration of the Company's obligations under the Receivables Agreement, or
(ii) at the time such payment becomes due the Company shall not be in default of Sections 12(n), 12(o), 12(p), 12(q), 18(a), 18(i) or 18(j) of the Receivables Agreement, or (iii) the making of such payment shall not cause (as determined at the time such payment shall become due to the Holders) an Event of Default under such Receivables Agreement sections set forth in (ii) immediately above or cause the Company to exceed the borrowing limitations set forth in Section 2 of the Receivables Agreement. The subordination provided hereunder shall in no way limit the Holders' ability to convert Debentures into shares of Common Stock and to receive payment of interest hereunder in shares of Common Stock, including after such time as any Event of Default shall be declared hereunder.

                  (b) Should any payment, other than payments contemplated in
Section 8(a) above, be received by the Holders, such payment shall be held in trust by the Holders for the benefit of BNY and shall be delivered forthwith to BNY for application to BNY Bank Obligations, in the form received with any necessary endorsement or assignment.

         SECTION 9. This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

         SECTION 10. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.



                                       16.

         SECTION 11. This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof.

         SECTION 12. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

         SECTION 13. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

         SECTION 14. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
                            [SIGNATURE PAGE FOLLOWS]





                                       17.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized as of the date first above indicated.



                                       YES! ENTERTAINMENT CORPORATION



Attest: ________________________       By: _____________________________________
                                           Name: Donald D. Kingsborough
                                           Title: Chief Executive Officer







                                       18.

                                    EXHIBIT A

                              NOTICE OF CONVERSION
                            AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert the Debenture)

The undersigned hereby irrevocably elects to convert the above Debenture No. [ ] into shares of Common Stock, par value $.001 per share (the "Common Stock"), of YES! Entertainment Corporation (the "Company") according to the conditions hereof, as of the date written below. As of the date set orth below, the undersigned is in compliance with Section 4.19 of the Amended and Restated Securities Purchase Agreement between the Company, Infinity Investors Limited, Fairway Capital Limited and Cappello & Laffer Capital Corp. dated July 25, 1997. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:      __________________________________________________
                              Date to Effect Conversion

                              __________________________________________________
                              Principal Amount of Debentures to be Converted


                              __________________________________________________
                              Applicable Conversion Ratio (as adjusted to give effect to all prior Adjustment Events)


                              __________________________________________________
                              Amount of Interest due on the Principal Amount of Debentures to be Converted


                              __________________________________________________
                              Signature


                              __________________________________________________
                              Name:


                              __________________________________________________
                              Address:

The Company undertakes to promptly upon its receipt of this conversion notice (and, in any case prior to the time it effects the conversion requested hereby), notify the converting holder by facsimile of the number of shares of Common Stock outstanding on such date and the number of shares of Common Stock which would be issuable to the holder if the conversion requested in this conversion notice were effected in full, whereupon, if the Company determines that such conversion would result in the holder owning in excess of 4.9% of the outstanding shares of Common Stock on such date, the Company shall convert up to an amount equal to 4.9% of the outstanding shares of Common Stock and shall issue to the holder one or more Debenture(s) which have not been converted as a result of this provision.